Exhibit 99.1

ROCKY MOUNTAIN INDUSTRIALS CLOSES

$26,000,000 COMMERCIAL FINANCING

Greenwood Village, Colorado (May 7, 2024) – Rocky Mountain Industrials, Inc. (RMI), Colorado’s next generation infrastructure company, announced that it has closed a $26,000,000 commercial bank financing for the continued construction of its 620-acre Rocky Mountain Rail Park (RMRP) located in Adams County. This brings the total financing for RMI’s project to $127,000,000. RMRP’s final phase of infrastructure construction will be substantially complete in 2024.

“This financing will enable RMRP infrastructure completion and allow the operation to support multiple Fortune 500 rail users across a broad spectrum of commercial operations” said Brian Fallin, CEO of RMI. “Our access to the institutional capital markets has been a key differentiator in bringing our unique development to the Denver Metro market.”

Located adjacent to Colorado Air and Space Port, the Rocky Mountain Rail Park offers a rare combination of heavy industrial zoning and large acreage footprints, with direct access to the Union Pacific mainline.  RMRP will host both unit-train and manifest service environments on roughly fifteen miles of private track. The property provides both rail and non-rail served sites that are currently available for sale or lease.

About RMI

Rocky Mountain Industrials, Inc. is a materials infrastructure and distribution organization strategically positioned to serve the Mountain West.